                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 30, 2004 ("Employment Agreement"), by and between MKS Instruments, Inc., a Massachusetts Corporation (the "Corporation"), and Leo Berlinghieri, of Andover, MA (the "Employee").

WHEREAS, the Corporation and the Employee entered into an Amended and Restated Employment Agreement dated December 15, 1995 (the "Original Employment Agreement"); and

WHEREAS, the Corporation intends to provide certain supplemental retirement benefits to the Employee as more particularly set forth herein; and

WHEREAS, the Corporation and the Employee intend that this Employment Agreement shall supercede the Original Employment Agreement and that as of the date hereof, the Original Employment Agreement shall be of no further force and effect;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Corporation and the Employee hereby agree as follows:

      (1) Term of Employment: The Corporation hereby employs the Employee, and the Employee hereby accepts employment with the Corporation, for a period commencing as of July 30, 2004 and continuing from month to month thereafter until terminated as provided in this Section (1). Either the Corporation or the Employee may terminate the employment of the Employee under this Employment Agreement at any time after July 30, 2004 by giving written notice to the other party stating its or his election to terminate the employment of the Employee under this Employment Agreement. The employment of the Employee under this Employment Agreement shall terminate thirty (30) days after the date of receipt by the other party of such notice; provided, however, that the employment of the Employee under this Employment Agreement is subject to prior termination as hereinafter provided in Section (5). Notwithstanding the above, the Corporation shall be entitled, at its sole discretion, to waive the obligation of the Employee to continue to work during the thirty (30) day notice period.


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      (2) Capacity: The Employee shall serve as President and Chief Operating
Officer of the Corporation and shall have such authority and will perform such duties as are delegated to him by the Chairman & CEO of the Corporation or his designee that are consistent with this position and his training and experience for the term of employment under this Employment Agreement.

      (3) Extent of Services: During the term of employment of the Employee under this Employment Agreement, the Employee shall devote his full time to, and use his best efforts in the furtherance of, the business of the Corporation and shall not engage in any other business activity, whether or not such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Corporation.

      (4) Compensation: In consideration of the services to be rendered by the Employee under this Employment Agreement, the Corporation agrees to pay, and the Employee agrees to accept, the following compensation:

            (a) Base Salary: A base salary at the rate of three hundred fifty thousand six hundred and seventy-seven dollars ($350,677) per year for the term of employment of the Employee under this Employment Agreement. The base salary shall be payable in equal biweekly installments, subject to usual withholding requirements, and will be subject to any changes in pay policies that may be established by the Corporation. The base salary will be reviewed regularly according to the practices of the Corporation. No overtime pay will be paid to the Employee by the Corporation.

            (b) MKS Instruments Profit Sharing and Retirement Savings Plan: The Employee shall be eligible to become a participant under the profit sharing plan of the Corporation on fulfilling the conditions set forth in the MKS Instruments Profit Sharing and Retirement Savings Plan.

            (c) Vacation: The Employee shall be entitled to an annual vacation leave of twenty-five (25) days at full pay during each year of this Employment Agreement, subject to the Employee arranging such vacation so as not to affect adversely the ability of the Corporation to transact its necessary business.


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
            (d) Life Insurance: The Corporation shall provide, and pay all of the premiums for, term life insurance for the Employee during the term of employment of the Employee under this Employment Agreement in accordance with the term life insurance plan of the Corporation.

            (e) Medical/Dental Insurance: The Corporation shall provide group medical/dental insurance for the Employee under the plans of the Corporation applicable to the Employee during the term of employment of the Employee under this Employment Agreement.

            (f) Retirement Benefits: The Employee shall be eligible to participate in supplemental retirement benefits according to the terms and conditions set forth in Appendix A of this Employment Agreement.

            (g) Other Benefits: The Corporation shall provide other benefits for the Employee under the plans of the Corporation applicable to the Employee during the term of employment of the Employee under this Employment Agreement.

      (5) Termination: The employment of the Employee under this Employment Agreement shall terminate:

            (a) On the expiration of the period of employment as provided in
                Section (1).

            (b) Upon the death of the Employee.

            (c) At the election of the Corporation (i) if the Employee shall refuse to perform the services required of him under this Employment Agreement, or (ii) if the Employee shall fail, or refuse, to perform the other covenants and agreements required of him under this Employment Agreement, or (iii) for "cause", which term shall mean conviction for the commission of a felony, willful failure by the Employee to perform his responsibilities to the Corporation, or willful misconduct by the Employee.

      (6) Payment Upon Termination:

            (a) If the employment of the Employee is terminated by the Corporation other than pursuant to Section 5 (c) hereof, the Corporation (i) shall continue to pay Employee the Base Salary in effect immediately prior to the time of such termination for twelve (12) months after the last full day Employee works under this Agreement at its normal payroll payment dates; (ii) shall reimburse Employee for the premiums (if any) he pays for continuation of life insurance should he elect to exercise the conversion feature of the Corporation's group life policy then in effect for twelve (12) months after the last full day Employee works under this Agreement; and (iii) continue to pay for such medical/dental/vision insurance as Employee may then receive for twelve
(12) months after the last full day Employee works under this Agreement (such payments of Base Salary and payments or reimbursements of insurance premiums by the Corporation, the "Severance Benefits).Employee agrees that, (a) his eligibility for or entitlement to the foregoing Severance Benefits shall be subject to Employee's execution and delivery of a release, in such form as the Corporation may require, that, among other things, may be a general release of any and all claims Employee may have against Employer, (b) Employee shall have no rights or remedies in the event of his or her termination by the Corporation without Cause and other than as a result of Disability or death except for those set forth in this Agreement and (c) Employee's right to receive any of the foregoing Severance Benefits shall be expressly conditioned upon Employee's full compliance with the Confidentiality Agreement, pursuant to its continued effectiveness, and Employee's full cooperation with the Corporation in both fulfilling the terms of this Agreement and the Confidentiality Agreement and otherwise performing such actions as the Corporation may request in transitioning Employee from his employment with the Corporation and upon any breach of either such agreement by Employee, Employee's rights to any continued payment of Severance Benefits shall immediately cease and Employee shall be obligated to repay to the Corporation all amounts paid by the Corporation for the Severance Benefits except for the amount of $1,000, which Employee shall be entitled to retain.

            (b) If the employment of the Employee is terminated by death, the Corporation shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee at the end of the month in which his death occurs.

            (c) In the event the employment of the Employee is terminated at the election of the Corporation pursuant to Section (5) (c) hereof, the Employee shall only be entitled to his base salary through the last day of actual employment or the date of termination, whichever is earlier.

            (d) In the event the Employee voluntarily terminates his employment on the expiration of the period of employment as provided in Section (1), the Employee shall not be entitled to any compensation, and the Corporation shall have no obligation to pay the Employee any compensation, except as is provided in this Employment Agreement.

      (7) Trade Secrets: The Employee covenants and agrees that he will communicate to the Corporation, and will not divulge or communicate to any other person, partnership, corporation or other entity without the prior written consent of the Corporation, any trade secrets of the Corporation or confidential information relating to the business of the Corporation or any one connected with the Corporation, and that such trade secrets and confidential information shall not be used by the Employee either on his own behalf or for the benefit of others or disclosed by the Employee to any one, except to the Corporation, during or after the term of employment of the Employee under this Employment Agreement.

      (8) Inventions and Patents:

            (a) The Employee shall make prompt full disclosure in writing to the Corporation of all inventions, improvements and discoveries, whether or not patentable, which the Employee conceives, devises, makes, discovers, develops, perfects or first reduces to practice, either alone or jointly with others, during the term of employment of the Employee under this Employment Agreement, which relate in any way to the fields, products or business of the Corporation, including development and research, whether during or out of the usual hours of work or on or off the premises of the Corporation or by use of the facilities of the Corporation or otherwise and whether at the request or suggestion of the Corporation or otherwise (all such inventions, improvements and discoveries being hereinafter called the "Inventions"), including any Inventions, whether or not patentable, conceived, devised, made, discovered, developed, perfected or first reduced to practice by the Employee after the employment of the Employee under this Employment Agreement is terminated if the Inventions were conceived by the Employee during the term of employment of the Employee under this Employment Agreement. Any Inventions, whether or not patentable, conceived, devised, made, discovered, developed, perfected or first reduced to practice by the Employee within six (6) months of the date of termination of the employment of the Employee under this Employment Agreement shall be conclusively presumed to have been conceived during the term of employment of the Employee under this Employment Agreement.

            (b) The Employee agrees that the Inventions shall be the sole and exclusive property of the Corporation.

            (c) The Employee agrees to assist the Corporation and its nominees in every reasonable way (entirely at its or their expense) to obtain for the benefit of the Corporation letters patent for the Inventions and trademarks, trade names and copyrights relating to the Inventions, and any renewals, extensions or reissues thereof, in any and all countries, and agrees to make, execute, acknowledge and deliver, at the request of the Corporation, all written applications for letters patent, trademarks, trade names and copyrights relating to the Inventions and any renewals, extensions or reissues thereof, in any and all countries, and all documents with respect thereto, and all powers of attorney relating thereto and, without further compensation, to assign to the Corporation or its nominee all the right, title and interest of the Employee in and to such applications and to any patents, trademarks, trade names or copyrights which shall thereafter issue on any such applications, and to execute, acknowledge and deliver all other documents deemed necessary by the Corporation to transfer to or vest in the Corporation all of the right, title and interest of the Employee in and to the Inventions, and to such trademarks, trade names, patents and copyrights together with exclusive rights to make, use, license and sell them throughout the world.

            (d) The Employee agrees that even though his employment is terminated under this Employment Agreement he will, at any time after such termination of employment, carry out and perform all of the agreements of Subsections (8) (a) and (8) (c) above, and will at any time and at all times cooperate with the Corporation in the prosecution and/or defense of any litigation which may arise in connection with the Inventions, provided, however, that should such services be rendered after termination of employment of the Employee under this Employment Agreement, the Employee shall be paid reasonable compensation on a per diem basis.

            (e) The Employee agrees to make and maintain adequate and current written records of all Inventions in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of, and available to, the Corporation at all times.

            (f) The Employee agrees that he will, upon leaving the employment of the Corporation, promptly deliver to the Corporation all originals and copies of disclosures, drawings, prints, letters, notes, and reports either typed, handwritten or otherwise memorialized, belonging to the Corporation which are in his possession or under his control and the Employee agrees that he will not retain or give away or make copies of the originals or copies of any such disclosures, drawings, prints, letters, notes or reports.

      (9) Property of Corporation: All files, records, reports, documents, drawings, specifications, equipment, and similar items relating to the business of the Corporation, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Corporation and shall not be removed by the Employee from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation.

      (10) Non-Competition:

            (a) During the term of employment of the Employee under this Employment Agreement, and during a period of one (1) year after termination of employment of the Employee under this Employment Agreement without regard to the cause of termination of employment and whether or not such termination of employment was caused by the Employee or by the Corporation, (i) the Employee shall not engage, either directly or indirectly, in any manner or capacity, in any business or activity which is competitive with any business or activity conducted by the Corporation; (ii) the Employee shall not work for or employ, directly or indirectly, or cause to be employed by another, any person who was an employee, officer or agent of the Corporation or of any of its subsidiaries at any time during a period of twelve (12) months prior to the termination of the employment of the Employee under this Employment Agreement nor shall the Employee form any partnership with, or establish any business venture in cooperation with, any such person which is competitive with any business or activity of the Corporation; (iii) the Employee shall not give, sell or lease any goods or services

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
competitive with the goods or services of the Corporation or its subsidiaries to any person, partnership, corporation or other entity who purchased goods or services from the Corporation or its subsidiaries within one (1) year before the termination of the employment of the Employee under this Employment Agreement;
(iv) the Employee shall not have any material financial interest, or participate as a director, officer, 5% stockholder, partner, employee, consultant or otherwise, in any corporation, partnership or other entity which is competitive with any business or activity conducted by the Corporation.

            (b) The Corporation and the Employee agree that the services of the Employee are of a personal, special, unique and extraordinary character, and cannot be replaced by the Corporation without great difficulty, and that the violation by the Employee of any of his agreements under this Section (10) would damage the goodwill of the Corporation and cause the Corporation irreparable harm which could not reasonably or adequately be compensated in damages in an action at law, and that the agreements of the Employee under this Section (10) may be enforced by the Corporation in equity by an injunction or restraining order in addition to being enforced by the Corporation at law.

            (c) In the event that this Section (10) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

      (11) Non-Solicitation: The Employee shall not, on his own behalf or in the service or on behalf of others, directly or indirectly:

            (a) solicit, entice or induce any Customer (as defined below) to become a customer, distributor or supplier of any other person, firm or corporation with respect to products and/or services sold or under development by the Corporation during his employment at the Corporation, or to cease doing business with the Corporation, and the Employee shall not contact or approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person for a period of twelve
(12) months from the date of the termination of


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
employment of the Employee under this Employment Agreement; or

            (b) solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee, officer or agent of the Corporation or contractor engaged by the Corporation (whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will) to terminate such person's employment or engagement with the Corporation or work for a third party other than the Corporation for a period of twelve (12) months after the date of the termination of employment of the Employee under this Employment Agreement, or engage in any activity that would cause such employee or contractor to violate any agreement with the Corporation, nor shall the Employee form any partnership with, or establish any business venture in cooperation with, any such person.

            (c) For the purposes of this Section (11), a "Customer" means any person or entity which as of the date of the termination of employment of the Employee under this Employment Agreement was, within two (2) years prior to such time, a customer, distributor or supplier of the Corporation, and references to the Corporation shall be deemed to include any affiliate or subsidiary of the Corporation.

      (12) Notice: Any and all notices under this Employment Agreement shall be in writing and, if to the Corporation, shall be duly given if sent to the Corporation by registered or certified mail, postage prepaid, return receipt requested, at the address of the Corporation set forth under its name below or at such other address as the Corporation may hereafter designate to the Employee in writing for the purpose, and, if to the Employee, shall be duly given if delivered to the Employee by hand or if sent to the Employee by registered or certified mail, postage prepaid, return receipt requested, at the address of the Employee set forth under his name below or at such other address as the Employee may hereafter designate to the Corporation in writing for the purpose.

      (13) Assignment: The rights and obligations of the Corporation under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation. The rights and obligations of the Employee under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors and legal representatives of the Employee.


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
      (14) Entire Agreement and Severability:

            (a) This Employment Agreement, and the attached Appendix A, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Corporation and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Employment Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or any one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Employment Agreement, and the attached Appendix A, shall be valid and binding. Any modification of this Employment Agreement, and the attached Appendix A, will be effective only if it is in writing signed by both parties to this Employment Agreement.

            (b) If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

            (c) All pronouns used herein shall include the masculine, feminine, and neuter gender as the context requires.

      (15) Governing Law: This Employment Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within The Commonwealth of Massachusetts without regard to its conflict of laws principles.



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
IN WITNESS WHEREOF, the parties hereto have executed, in The Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By: /s/ John R. Bertucci
    ----------------------------
    Chairman & CEO

    90 Industrial Way
    Wilmington, MA  01887

    /s/ Leo Berlinghieri
    ----------------------------
    Legal Signature

    Leo Berlinghieri
    Address:

    99 Thistle Road
    ----------------------------
    North Andover, MA 01845
    ----------------------------



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                                                           _____LEO BERLINGHIERI

                                   APPENDIX A

                        SUPPLEMENTAL RETIREMENT BENEFITS

1. PURPOSE. (a) GENERAL: The purpose of this Appendix A is to provide Employee with supplemental retirement benefits to encourage his continued employment with the Corporation. Benefits will be payable only if Employee fully complies with all of the requirements of this Appendix A.

(b): For Benefit of Employee Only: Benefits under this Appendix A are provided for the benefit of Employee only. No other employee shall accrue any rights of any kind as a result of the existence of the arrangement described in this Appendix A. Supplemental retirement benefits may be provided to an employee only as specifically authorized by the Board of Directors of the Corporation.

2. DEFINITIONS. As used in this Appendix A, the following terms have the meanings set forth below, unless a different meaning is required by the context:

2.1. "Actuarially Equivalent" means a benefit of equivalent value to another benefit, determined on the following basis:

      Interest Rate: The average annual interest rate on 10-year Treasury securities as published in the Internal Revenue Bulletin for the calendar quarter immediately preceding the calendar quarter in which the actuarially equivalent benefit is being determined plus 25 basis points; and

      Mortality: The most recent "applicable mortality table" prescribed by
      Section 417(e)(3)(A)(ii) of the Internal Revenue Code (or a successor provision as determined by the Corporation).

2.2. "Base salary" means base salary as defined in the Employment Agreement, before any pre-tax salary reductions for participation in any benefits plan of the Corporation.

2.3. "Beneficiary" means one or more persons, trusts, estates or other entities, designated by Employee to receive death benefits under Sections 5.1(b), 5.2(b) or 6.1(b) of this Appendix A upon Employee's death. If Employee fails to designate a Beneficiary or if all designated

Beneficiaries predecease Employee or die prior to complete distribution of Employee's benefits under Section 5.1(b) or 5.2(b), then such death benefits shall be payable to the executor or personal representative of Employee's estate.

Employee shall designate his Beneficiary by completing and signing a beneficiary designation form prescribed by the Corporation, and returning it to the Corporation or its designated agent. Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Corporation's rules and procedures, as in effect from time to time. Upon the acceptance by the Corporation of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Corporation shall be entitled to rely on the last beneficiary designation form filed by Employee and accepted by the Corporation prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Corporation or its designated agent. If the Corporation has any doubt as to the proper Beneficiary to receive payments pursuant to this Appendix A, the Corporation shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Corporation's satisfaction.

2.4. "Bonus" means a bonus paid under the Corporation's Management Incentive Program.

2.5. "Change in Control" means the first to occur of any of the following events:

      (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Corporation's capital stock entitled to vote in the election of directors;

      (b) The shareholders of the Corporation approve any consolidation or merger of the Corporation, other than a consolidation or merger of the Corporation in which the holders of the common stock of the Corporation immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;

      (c) The shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or

      (d) The shareholders of the Corporation approve the sale or transfer of all or substantially all of the assets of the Corporation to parties that are not within a

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

      "controlled group of corporations" (as defined in Code Section 1563) in which the Corporation is a member.

2.6. "Corporation" means MKS Instruments, Inc.. and any corporation, trust, association or enterprise which is required to be considered, together with the Corporation, as one employer pursuant to the provisions of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

2.7. "Compensation" for any calendar year means the sum of Employee's Base Salary for such year plus any Bonus paid in such year.

2.8. "Early Retirement Benefit" means the Retirement benefit determined under
Section 5.2 of this Appendix A upon Employee's Retirement prior to his Normal Retirement Date.

2.9. "Employment Agreement" means the Employment Agreement between Employee and the Corporation that contains this Appendix A.

2.10. "Final Average Pay" means, for purposes of Section 5 the average of Employee's three (3) highest years of Compensation during the ten (10) calendar year period immediately preceding the calendar year in which Employee Retires, and for purposes of determining death benefits under Section 6 the average of Employee's three (3) highest years of Compensation during the ten (10) calendar year period immediately preceding the calendar year containing Employee's date of death. The foregoing notwithstanding, any calendar year in which Employee has no Compensation from the Corporation shall be ignored in determining such ten calendar year period.

2.11. "Normal Retirement Age" means Employee's 62nd birthday.

2.12. "Normal Retirement Benefit" means the Retirement benefit determined under
Section 5.1 of this Appendix A upon Employee's Retirement on or after his Normal Retirement Date.

2.13. "Normal Retirement Date" means the first day of the month in which Employee attains Normal Retirement Age.

2.14. "Permanent and Total Disability" means disability as defined in Section 216(i)(1) of the Social Security Act (in general, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than

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

12 months, or blindness). Employee shall be conclusively presumed to be Permanently and Totally Disabled upon determination that he is disabled by the Social Security Administration.

2.15. "Retires" or "Retired" means Employee's termination of employment with the Corporation upon or after satisfying the vesting requirements of Section 4.1. Employee shall be deemed to have Retired with a fully vested Normal Retirement Benefit on the earliest of the date he becomes Permanently and Totally Disabled, the date the Corporation terminates Employee's employment with the Corporation for any reason other than Termination for Cause, the date of Employee's death while employed by the Corporation, or the date of Employee's qualifying termination of employment in connection with a Change in Control in accordance with the provisions of Section 7 of this Appendix A.

2.16. "Retirement Date" means the date Employee Retires or is deemed to have Retired in accordance with Section 2.15 of this Appendix A. The term "Retirement Date" shall include Employee's Early Retirement Date as defined in Section 5.2 of this Appendix A.

2.17. "Termination of Employment" means Termination for Cause, or Employee's voluntary severance from employment with the Corporation for any reason other than Retirement.

2.18. "Termination for Cause" means, solely for purposes of this Appendix A, termination of Employee's employment by the Corporation as a result of Employee's conviction for the commission of a felony, material breach of any employment or other agreements between Employee and the Corporation, or willful failure to perform the material responsibilities of his position with the Corporation.

2.19. "Trust" means the Trust established pursuant to Section 10 of this Appendix A.

3. ELIGIBILITY FOR RETIREMENT BENEFITS.

3.1. General: Subject to Sections 4.2, 4.3, 4.4, and 4.5 the Corporation shall pay the retirement benefits described in this Appendix A if Employee Retires from employment with the Corporation upon or after satisfying the vesting requirements set forth in Section 4.1.

3.2. Disability: Solely for purposes of determining eligibility for benefits payable under this Appendix A, Employee shall be deemed to be an employee of the Corporation during any period for which Employee receives benefits under any short term or long term disability plan of the Corporation but is not Permanently and Totally Disabled, and during such period Employee shall continue to accrue service for purposes of the vesting requirements set forth in

Section 4.1. If Employee remains disabled on the date he satisfies the vesting requirements set forth in Section 4.1, he shall be deemed to have Retired from employment from the Corporation on that date for purposes of this Appendix A. This Section 3.2 shall have no bearing on whether Employee remains an employee of the Corporation for any other purpose.

4. VESTING.

4.1 General: Except as provided in Sections 4.2, 4.3, 4.4, and 4.5, and subject to Section 10.2, Employee's benefits under this Appendix A shall be fully vested and nonforfeitable if Employee satisfies both (a) and (b) while employed with the Corporation:

      (a) attains age 60, and

      (b) has 25 years of service with the Corporation. Employee shall have 25 years of service on the 25th anniversary of Employee's original hire date.

The foregoing notwithstanding, Employee shall be fully vested in his benefit under this Appendix A on the earliest of the date (a) Employee dies while employed by the Corporation, (b) Employee becomes Permanently and Totally Disabled, (c) the Corporation terminates Employee's employment with the Corporation for any reason other than Termination for Cause as defined in
Section 2.18 of this Appendix A, or (d) of Employee's qualifying termination of employment in connection with a Change in Control in accordance with the requirements of Section 7 of this Appendix A. Death benefits shall be determined in accordance with Section 6.

4.2. Termination for Cause: All benefits shall be forfeited, and no amount shall be payable under this Appendix A, in the event of Employee's Termination for Cause.

4.3. Compliance with Noncompete, Nondisclosure, and Nonsolicitation Agreements. All benefits under this Appendix A are expressly conditioned upon Employee's compliance with the terms of any noncompetition, nondisclosure, or nonsolicitation provisions contained in the Employment Agreement, or in any other agreement between Employee and the Corporation. All benefits payable under this Appendix A shall be forfeited, and no amount shall be payable, in the event Employee violates the terms of any such provisions. If Employee violates the terms of any such provisions, and benefit payments have commenced to Employee, any such payments shall cease, and Employee shall repay all previously paid benefits to the Corporation upon demand. If Employee fails to repay such amounts upon demand, the

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

Corporation shall have the right to take any action necessary to recover such payments from Employee.

4.4. Notice of Intent to Retire. Benefits payable under this Appendix A are specifically conditioned upon Employee providing to the Corporation written notice of Employee's intent to Retire at least six months prior to Employee's Retirement date. In the event Employee terminates employment with the Corporation for any reason other than death without satisfying the notice requirements of this Section 4.4 all benefits shall be forfeited, and no amount shall be payable under this Appendix A. The foregoing notwithstanding, the Corporation, in its sole and absolute discretion, may elect to waive the notice requirement of this Section 4.4. The foregoing notwithstanding, this Section 4.4 shall not apply to death benefits payable under Section 6 of this Appendix A, or to Retirement benefits payable under Section 5 as a result of Employee's deemed Retirement under Section 2.15 or Section 7 of this Appendix A.

4.5. Release. Benefits payable under this Appendix A (other than death benefits payable under Section 6) are specifically conditioned upon and provided in exchange for Employee signing a separation agreement that releases the Corporation from any liabilities that may have arisen as a result of Employee's employment and/or termination of employment with the Corporation. In the event Employee terminates employment with the Corporation for any reason other than death without satisfying the requirements of this Section 4.5 all benefits shall be forfeited, and no amount shall be payable under this Appendix A.

4.6. Termination of Employment Prior to Satisfying Vesting Requirements. No benefits are payable under this Appendix A upon Employee's Termination of Employment with the Corporation prior to satisfying the vesting requirements set forth in Section 4.1.

5. RETIREMENT BENEFITS.

5.1. Normal Retirement Benefit. This Section 5.1 describes the Retirement benefit payable by the Corporation in the event Employee Retires (or is deemed to have Retired in accordance with Section 2.15 or Section 7 of this Appendix A) on or after his Normal Retirement Date. Employee's Normal Retirement Benefit shall be paid in the form of an Actuarially Equivalent lump sum, as set forth in
Section 5.3(a), unless Employee makes the election described in Section 5.3(b).

(a) Married on Retirement Date: If Employee is married on his Retirement Date, Employee's Normal Retirement Benefit shall be:

            50% times Final Average Pay

payable annually for the life of Employee with 50% of such amount continuing after Employee's death to his spouse for her life. Payments shall commence as soon as administratively practicable following Employee's Retirement Date, and subsequent payments shall be made as soon as administrative practicable following each anniversary of Employee's Retirement Date (payments shall not, however, commence earlier than the date permitted by federal law). Solely for purposes of this Section 5.1, "Spouse" shall mean the spouse to whom Employee is married on his Retirement Date (regardless of whether that is the same spouse to whom he is married on his date of death), unless the Corporation is directed by a court of competent jurisdiction to treat someone else as Employee's "spouse." If the spouse to whom Employee is married on his Retirement Date does not survive Employee, no survivor death benefit shall be payable under this Section 5.1, without regard to whether employee is married on his date of death.

(b) Not Married on Retirement Date: If Employee is not married on his Retirement Date, Employee's Normal Retirement Benefit shall be:

            50% times Final Average Pay

payable annually for the life of Employee with a ten year certain guarantee. Payments shall commence as soon as administratively practicable following Employee's Retirement Date, and subsequent payments shall be made as soon as administrative practicable following each anniversary of Employee's Retirement Date (payments shall not, however, commence earlier than the date permitted by federal law). If Employee dies before receiving 10 annual installments, the Corporation shall pay a lump sum benefit to Employee's Beneficiary that is Actuarially Equivalent to the additional benefit that would have been payable to Employee had he continued to receive annual installments up to a total of 10 annual installments.

5.2. Early Retirement Benefit. This Section 5.2 describes the Retirement benefit payable by the Corporation in the event Employee Retires prior to his Normal Retirement Date. Employee may Retire from employment with the Corporation prior to his Normal Retirement Date on the first day of any month coincident with or next following the date he satisfies the vesting requirements of section 4.1. The date on which Employee Retires under this Section 5.2 shall be his Early Retirement Date. Employee's Early Retirement Benefit shall be paid in the form of an Actuarially Equivalent lump sum, as set forth in Section 5.3(a), unless Employee makes the election described in Section 5.3(b).

(a) Married on Early Retirement Date: If Employee is married on his Early Retirement Date, Employee's Early Retirement Benefit shall be:

            50% times Final Average Pay

multiplied by the applicable percentage as set forth in the following schedule:

Age at which                62         61      60
Early Retirement
Benefits Commence

Applicable Percentage      100%        90      80

payable annually for the life of Employee with 50% of such amount continuing after Employee's death to his spouse for her life. Payments shall commence as soon as administratively practicable following Employee's Early Retirement Date, and subsequent payments shall be made as soon as administrative practicable following each anniversary of Employee's Early Retirement Date (payments shall not, however, commence earlier than the date permitted by federal law). Solely for purposes of this Section 5.2, "Spouse" shall mean the spouse to whom Employee is married on his Early Retirement Date (regardless of whether that is the same spouse to whom he is married on his date of death), unless the Corporation is directed by a court of competent jurisdiction to treat someone else as Employee's "spouse." If the spouse to whom Employee is married on his Early Retirement Date does not survive Employee, no survivor death benefit shall be payable under this Section 5.2, without regard to whether employee is married on his date of death.

(b) Not Married on Early Retirement Date: If Employee is not married on his Early Retirement Date, Employee's Early Retirement Benefit shall be:

            50% times Final Average Pay

multiplied by the applicable percentage as set forth in the following schedule:

Age at which                62         61      60
Early Retirement
Benefits Commence

Applicable Percentage      100%        90      80

payable annually for the life of Employee with a ten year certain guarantee. Payments shall commence as soon as administratively practicable following Employee's Early Retirement Date, and subsequent payments shall be made as soon as administrative practicable following each anniversary of Employee's Early Retirement Date (payments shall not, however, commence earlier than the date permitted by federal law). If Employee dies before receiving 10 annual installments, the Corporation shall pay a lump sum benefit to Employee's Beneficiary that is Actuarially Equivalent to the additional benefit that would have been payable to Employee had he continued to receive annual installments up to a total of 10 annual installments.

5.3. Form of Payment:

(a) Unless Employee makes the election described in Section 5.3(b) below, Employee's Normal Retirement Benefit or Early Retirement Benefit, determined in accordance with section 5.1 or 5.2 as applicable, shall be paid in the form of a single lump sum that is Actuarially Equivalent to such Normal Retirement Benefit or Early Retirement Benefit. Such lump sum shall be paid as soon as administratively practicable following Employee's retirement (or, if later, the earliest date permitted by Federal law).

(b) In lieu of payment of his Normal Retirement Benefit or Early Retirement Benefit in the form of a lump sum as described in Section 5.3(a), Employee may elect, in the manner prescribed by the Corporation, to receive payment of his retirement benefit in the form described in Section 5.1 or 5.2 as applicable. Any such election must be submitted to and accepted by the Corporation no later than the 13th month prior to Employee's Retirement Date.

5.4. Death While Employed by the Corporation. In the event Employee dies while employed by the Corporation, any benefits payable under this Appendix A shall be determined in accordance with Section 6.

6. DEATH WHILE EMPLOYED BY THE CORPORATION.

6.1. General. In the event Employee dies while employed by the Corporation the death benefit payable under this Appendix A shall be as follows:

      (a) if Employee is married on his date of death, 50% of the lump sum that is Actuarially Equivalent to the Normal Retirement Benefit determined under Section 5.1(a) of this Appendix A, such lump sum benefit to be determined as if Employee Retired on his date of death after reaching Normal Retirement Age; or

      (b) if Employee is not married on his date of death, 50% of the lump sum that is Actuarially Equivalent to the Normal Retirement Benefit determined under Section 5.1(b) of this Appendix A, such lump sum benefit to be determined as if Employee Retired on his date of death after reaching Normal Retirement Age.

The death benefit shall be payable in a lump sum as soon as administratively practicable following Employee's date of death.

6.2. Payee. This death benefit shall be payable to Employee's (a) surviving spouse if Employee is married on his date of death, or (b) Beneficiary if Employee is not married on his date of death. "Surviving spouse" for purposes of this Section 6.2 means the spouse to whom Employee is married on his date of death.

7. EFFECT OF A CHANGE IN CONTROL OF THE CORPORATION. Anything in this Appendix A to the contrary notwithstanding, this Section 7 shall apply in the event of a Change in Control. If, within three years after the date of a Change in Control Employee's employment with the Corporation is involuntarily terminated by the Corporation for any reason (other than Cause), or Employee voluntarily terminates employment with the Corporation for Good Reason, and employee is not otherwise eligible for Retirement, then Employee shall be deemed to have Retired with a fully vested Normal Retirement Benefit on the date of such termination of employment. Employee's Normal Retirement Benefit shall be determined as of such deemed Retirement Date, and shall be payable in a lump sum, calculated pursuant to Sections 5.1 and 5.3, as soon as administratively practicable following such deemed Retirement Date.

Solely for purposes of this Section 7, "Good Reason" shall mean termination of Employee's employment by Employee within 90 days following (i) a material diminution in Employee's positions, duties and responsibilities from those described in this Employment Agreement (ii) a reduction in Employee's Base Salary (other than a reduction which is part of a general salary reduction program affecting senior executives of the Corporation) (iii) a material reduction in the aggregate value of the pension and welfare benefits provided to Employee from those in effect prior to the Change in Control (other than a reduction which is proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes all senior executives), (iv) a material breach of any provision of this Employment Agreement by the Corporation, (v) the Corporation's requiring Employee to be based at a location that creates for Employee a one way commute in excess of 60 miles from his primary residence, except for required travel on the Corporation's business to an extent substantially consistent with the business travel obligations of Employee under this Employment Agreement. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if Employee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless Employee shall have delivered a written notice to the Corporation within 30 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

8. EFFECT OF TERMINATION OF EMPLOYMENT AND REHIRE. Upon Employee's termination of employment with the Corporation the benefit payable under this Appendix A, if any, shall be determined by the Corporation and such determination shall be conclusive and binding (subject to Section 14). If Employee is subsequently reemployed by the Corporation such reemployment, additional service, and additional compensation shall not result in a re-determination of the benefits due under this Appendix A. If, upon reemployment, Employee is receiving installment payments pursuant to Section 5 those payments shall not be suspended during any period of reemployment.

9. ADMINISTRATION.

9.1. Powers of the Corporation: The Board of Directors of the Corporation (the "Board") shall have the sole authority to act on behalf of the Corporation under this Appendix A (subject to Section 9.3), and shall have all the powers necessary to administer the benefits under this Appendix A, including, without limitation, the power to interpret the provisions of this Appendix A and to establish rules and prescribe any forms required to administer benefits under this Appendix A

9.2. Actions of the Board: All determinations, interpretations, rules, and decisions of the Board shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Appendix A.

9.3. Delegation: The Board shall have the power to delegate specific duties and responsibilities to officers or other employees of the Corporation or other individuals or entities. Any delegation by the Board may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Board at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

9.4. Reports and Records: The Board and those to whom the Board has delegated duties under Section 9.3 shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of this Appendix A and for compliance with applicable law.

9.5. Costs: The costs of providing and administering the benefits under this Appendix A shall be borne by the Corporation.

10. UNFUNDED BENEFITS; ESTABLISHMENT OF TRUST.

10.1. Unfunded Status. This Appendix A shall be unfunded for tax purposes and for purposes of Title 1 of ERISA.

10.2. Establishment of Trust. The Corporation shall not be required to set aside any funds to discharge its obligations hereunder, but may set aside such funds to informally fund all or part of its obligations hereunder if it chooses to do so, including without limitation the contribution of assets to a "rabbi trust" (the Trust). Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Corporation with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in Employee, his surviving spouse, or Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Corporation, and any recipient of benefits hereunder shall have no security or other interest in such funds. The rights of Employee and his surviving spouse and Beneficiary(ies) under this Appendix A shall be no greater than the rights of a general unsecured creditor of the Corporation. Any and all funds so set aside by the Corporation shall remain the general assets of the Corporation, and subject to the claims of its general creditors, present and future.

10.3. Interrelationship of this Appendix A and the Trust. The provisions of this Appendix A shall govern the rights of Employee to receive distributions pursuant to the provisions of this Appendix A. The provisions of the Trust shall govern the rights of the Corporation, Employee, and creditors of the Corporation to the assets transferred to the Trust. The Corporation shall at all times remain liable to carry out its obligations under this Appendix A.

10.4. Distributions from the Trust. The Corporation's obligations under this Appendix A may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Corporation's obligation under this Appendix A.

11. PAYMENT OF BENEFIT FOR DISABLED OR INCAPACITATED PERSON. If the Corporation determines, in its discretion, that Employee or Employee's Beneficiary or surviving spouse is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Corporation shall make payment to such person or to his legal representative or to a friend or relative of such person as the Corporation considers advisable. Any payment under this
Section 11 shall be a complete discharge of any liability for the making of such payment under this Appendix A. Nothing contained in this Section 11 however, should be deemed to impose upon the Corporation any liability for paying a benefit to any person who is under such a legal disability or is so incapacitated unless it has received notice of such disability or incapacity from a competent source.

12. NONASSIGNABILITY. Neither Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Employee or any other person, be transferable by operation of law in the event of Employee's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. The Corporation is authorized to make any payments directed by court order.

13. CLAIM PROCEDURE.

13.1. Presentation of Claim. Employee, or the surviving spouse of Employee after Employee's death, or Employee's Beneficiary (such Employee, surviving spouse, or Beneficiary being referred to below as a "Claimant") may deliver to the Corporation a written claim for a determination with respect to the amounts distributable to such Claimant under this Appendix A. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2. Notification of Decision. The Corporation shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Corporation determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Corporation expects to render the benefit determination. The Corporation shall notify the Claimant in writing:

      (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

      (b) that the Corporation has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

            (i) the specific reason(s) for the denial of the claim, or any part of it;

            (ii) specific reference(s) to pertinent provisions of this Appendix A upon which such denial was based;

            (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

            (iv) an explanation of the claim review procedure set forth in
            Section 13.3 below; and

            (v) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3. Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Corporation that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Corporation a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

      (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

      (b) may submit written comments or other documents; and/or

      (c) may request a hearing, which the Corporation, in its sole discretion, may grant.

13.4. Decision on Review. The Corporation shall render its decision on review promptly, and no later than sixty (60) days after the Corporation receives the Claimant's written request for a review of the denial of the claim. If the Corporation determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Corporation expects to render the benefit determination. In rendering its decision, the Corporation shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

      (a) specific reasons for the decision;

      (b) specific reference(s) to the pertinent provisions of this Appendix A upon which the decision was based;

      (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

      (d) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

13.5. LEGAL ACTION. A Claimant's compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Appendix A.

14. TAX WITHHOLDING AND REPORTING; SECTION 280G EXCISE TAXES.

(a) General. The Corporation shall have the right to deduct any required withholding taxes from any payment made under this Appendix A. Except as provided in Section 14(b), the Corporation shall not be obligated to pay or reimburse Employee, or his surviving spouse or Beneficiary, for any income or other taxes or penalties that may be imposed on such person by the Internal Revenue Service or any state or other taxing authority as a result of benefits paid under this Appendix A.

(b) Excise Tax Payment. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement (including this Appendix A) or otherwise in connection with, or arising out of, his employment with the Corporation or a Change in Control of the Corporation (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee will be entitled to immediately receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of Employee's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

15. SUCCESSORS. The provisions of this Appendix A shall bind and inure to the benefit of the Corporation and its successors and assigns and Employee and Employee's surviving spouse and designated beneficiaries.

16. AMENDMENT. This Appendix A may be amended only by written agreement between Employee and the Corporation.

17. LEGEND

      The securities represented by this supplemental retirement benefit have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.